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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Interactive Corporation:

        We consent to the incorporation by reference in the registration statement on Form S-4, of our reports, dated February 23, 2012, with respect to the consolidated balance sheets of Liberty Interactive Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

                      /s/ KPMG LLP

Denver, Colorado
March 30, 2012

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Consent of Independent Registered Public Accounting Firm